Standpoint Asset Management, LLC

Code of Ethics
November 2024

Introduction and Things You Should Know

This is the Code of Ethics (the “Code”) of Standpoint Asset Management, LLC (the “Company” or “Standpoint”). The Code includes the following sections:

•	Definitions
•	Fiduciary Duty Standards
•	Code of Ethics Compliance and Administration
•	Guidelines for Professional Standards
•	Personal Trading Policies
•	Sanctions and Reporting Violations
•	Insider Trading Policies

Investment advisers are fiduciaries that owe their undivided loyalty to their clients.  Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Investment Advisers Act (“Adviser’s Act”) and Rule 17j-1 under the Investment Company Act of 1940, as amended (“1940 Act”) requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

•	The adviser’s fiduciary duty to its clients;
•	Compliance with all applicable Federal Securities Laws;
•	Reporting and review of personal Securities transactions and holdings;
•	Reporting of violations of the code; and
•	Delivery of the code to all employees.

At all times, Standpoint must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The Company’s Supervised Persons designated as access persons by a RIC shall comply with the RIC’s Code of Ethics in addition to the Company’s Code of Ethics.  The Chief Compliance Officer (“CCO”) administers the Code for the Company.

If you have any doubt or uncertainty about what this Code requires or permits, you should ask the CCO.

The Company expects all Supervised Persons to comply with the spirit of the Code, as well as the specific requirements contained in the Code.

The Company treats violations of this Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or the spirit of this Code, the Company may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.

Improper trading activity can constitute a violation of this Code. But you can also violate this Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code even if no clients are harmed by your conduct.

Definitions

These terms have special meanings as used in this Code of Ethics:

Access Person – Any Supervised Person who has access to nonpublic information regarding any client or Fund purchase or sale of securities, is involved in making securities recommendations, or has access to such recommendations that are nonpublic. All of Standpoint’s directors, officers, and partners are presumed to be Access Persons, with the exception of the firm’s minority owners who are “silent” partners of the firm. Access Persons are subject to certain reporting requirements under the Advisers Act and IC Act, respectively.

Advisers Act – The Investment Advisers Act of 1940, as amended.

 Automatic Investment/Dividend Reinvestment Plan – Any program in which regular periodic purchases or withdrawals are made automatically into (or from) investment accounts in accordance with a predetermined schedule and allocation.

Beneficial Ownership – Any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities, including those owned by members of an Access Person’s immediate family living in the Access Person’s household, as defined below.

CCO – Courtney Stover. For purposes of reviewing the CCO’s own transactions and reports under this Code, the functions of the CCO are performed by another qualified individual and shall be clearly denoted in the Company’s compliance files.

Client – Any person for whom, or entity for which, the Company serves as an investment adviser, renders investment advice, or makes any investment decisions for compensation is considered to be a client. For purposes of this Code, Standpoint’s client is the Fund.

Covered Account – Any account in which an Access Person has any direct or indirect Beneficial Ownership.

Exchange Act – The Securities Exchange Act of 1934, as amended.

Federal Securities Laws – The Federal Securities Laws include the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the IC Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

Fund – Standpoint Multi-Asset Fund, a registered investment company.

Fund’s Investment Advisor – Any director, officer general partner or employee of the Fund or Adviser (or of any company or natural person in a control relationship to the Fund or Adviser) who makes, participates in or obtains information regarding the purchase or sale of Covered Securities by the Fund or whose functions relate to the making of any recommendations with respect to such purchases or sales.

IC Act – The Investment Company Act of 1940, as amended.

Insider Trading – Trading personally or on behalf of others on the basis of Material Non-Public Information, or improperly communicating Material Non-Public Information to others.

IPO – An initial public offering. An IPO is an offering of Securities registered under the Securities Act where the issuer, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

Material Non-Public Information – Information that (i) has not been made generally available to the public’ and that (ii) a reasonable investor would likely consider important in making an investment decision.

Immediate Family Members – Include:

•	A spouse or domestic partner (unless they do not live in the same household as the Access Person and the Access Person does not contribute in any way to their support);
•	Children under the age of 18;
•	Children who are 18 or older (unless they do not live in the same household as the Access Person and the Access Person does not contribute in any way to their support); and
•	Any of the people who live in the Access Person’s household including: stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, in-laws, and adoptive relationships.

Nonpublic Personal Information – Regulation S-P defines “Nonpublic Personal Information” to include personally identifiable financial information that is not publicly available, as well as any list, description, or other grouping of consumers derived from nonpublic personally identifiable financial information.

Non-Reportable Securities – Includes direct obligations of the Government of the United States; bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements; shares issued by money market funds; shares issued by open-end investment companies registered in the U.S., none of which are advised or underwritten by the Company or an affiliate (note that investments in the Reportable Fund, Standpoint Multi-Asset Fund, ARE reportable); interests in 529 college savings plans; and shares issued by unit investment trusts that are invested exclusively in unaffiliated mutual funds.

Private Placement – Also known as a “Limited Offering.” An offering that is exempt from registration pursuant to Sections 4(2) or 6 of the Securities Act, or pursuant to Rules 504, 505, or 506 of Regulation D.

Qualified Custodian – Financial institutions that clients and advisers customarily turn to for custodial services. These include banks and savings associations and registered broker-dealers.

Reportable Securities and Covered Securities – Defined in both the Adviser’s Act and IC Act to mean all Securities, except Non-Reportable Securities, in which an Access Person has Beneficial Ownership.

Reportable Fund – Means any Fund for which the Company serves as an investment adviser as defined in the IC Act. Currently, this includes the Standpoint Multi-Asset Fund.

RIC – Registered Investment Company

Security or Securities – Anything that is considered a “security” under the Advisers Act. This is a very broad definition of security. It includes most kinds of investment instruments, including things that one might not ordinarily think of as “securities,” such as:

•	exchange traded funds;
•	options on securities, on indexes and on currencies;

•	investments in all kinds of limited partnerships;
•	investments in foreign unit trusts and foreign mutual funds; and
•	investments in private investment funds and hedge funds.

Securities Act – The Securities Act of 1933, as amended.

Securities Held or To Be Acquired by the Fund) - (i) any Covered Security (as defined above) which, within the most recent 15 days is or has been held by the Fund or is being or has been considered by the Fund or its investment adviser for purchase by the Fund; AND (ii) any option to purchase or sell, and any security convertible into or exchangeable for a Covered Security.

Supervised Person – Any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of Standpoint, or other person who provides investment advice on behalf of the adviser and is subject to the supervision and control of Standpoint. This may also include all temporary workers, consultants, independent contractors, and anyone else designated by the CCO. For purposes of the Code, such ‘outside individuals’ will generally only be included in the definition of a Supervised Person, if their duties include access to certain types of information, which would put them in a position of sufficient knowledge to necessitate their inclusion under the Code. The CCO shall make the final determination as to which of these are considered Supervised Persons.

Fiduciary Duty Standards

This Code of Ethics is based on the principle that Standpoint has a fiduciary duty to place the interests of clients ahead of the Company’s interests. The Company must avoid activities, interests, and relationships that might interfere with making decisions in the best interests of the Company’s clients.

All Supervised Persons will act with competence, dignity, integrity, and in an ethical manner, when dealing with clients, the public, prospects, third-party service providers and fellow coworkers.

The Company’s Supervised Persons designated as Access Persons by a RIC shall comply with the RIC’s Code of Ethics in addition to the Company’s Code.

We expect all Supervised Persons to adhere to the highest standards with respect to any potential conflicts of interest with clients. As a fiduciary, the Company must act in its clients’ best interests. Neither the Company, nor any employee should ever benefit at the expense of any client. Notify the CCO promptly if you become aware of any practice that creates, or gives the appearance of, a material conflict of interest.

Guidelines for Professional Standards

•	At all times, all Supervised Persons must comply with applicable Federal Securities laws and must reflect the professional standards expected of those engaged in the investment advisory business, and they shall act within the spirit and the letter of the federal, state, and local laws and regulations pertaining to investment advisers and the general conduct of business. These standards require all personnel to be judicious, accurate, objective, and reasonable in dealing with both clients and other parties so that his or her personal integrity is unquestionable.
•	All Supervised Persons are required to report any violation of the Code, by any person, to the CCO or other appropriate persons of the Company promptly. Such reports will be held in confidence.
•	Supervised Persons must place the interests of clients first. All Supervised Persons must scrupulously avoid serving his or her own personal interests ahead of the interests of the Company’s clients. In addition, Supervised Persons must work diligently to ensure that no client is preferred over any other client.
•	Supervised Persons must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve the Company and/or its Supervised Persons on one hand and clients on the other hand will generally be fully disclosed and/or resolved in a way that favors the interests of the clients over the interests of the Company and its Supervised Persons. If a Supervised Person believes that a conflict of interest has not been identified or appropriately addressed, that Supervised Person should promptly bring the issue to the CCO’s attention.
•	All Supervised Persons are naturally prohibited from engaging in any practice that defrauds or misleads any client, or from engaging in any manipulative or deceitful practice with respect to clients or securities.
•	Supervised persons are prohibited from making any untrue statement of material fact to the Fund or to omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading.
•	Supervised persons are prohibited from engaging in any practice or course of business that operates or would operate as a fraud or deceit on the Fund;
•	No Supervised Person may serve on the board of directors of any publicly traded company without prior written permission from the CCO.
•	Supervised Persons will not cause or attempt to cause any client to purchase, sell, or hold any security in a manner calculated to create any personal benefit, or on behalf of the Company.

•	Supervised Persons must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting the Company’s services, and engaging in other professional activities.
•	Supervised Persons must conduct all personal securities transactions in full compliance with this Code. Doubtful situations should be resolved in favor of clients and in cooperation with the CCO. Technical compliance with the Code’s provisions shall not automatically insulate from scrutiny any securities transactions or actions that could indicate a violation of the Company’s fiduciary duties.
•	Personal transactions in securities by Access Persons must be transacted to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of the Company’s clients. Likewise, Supervised Persons must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with the Company at the expense of clients, or that otherwise bring into question the person’s judgment.
•	Supervised Persons are subject to Insider Trading Policies adopted by the Company to detect and prevent the misuse of material nonpublic information.
•	No Supervised Person shall communicate information known to be false to others (including but not limited to clients, prospective clients and other Supervised Persons) with the intention of manipulating financial markets for personal gain.
•	Supervised Persons are prohibited from accepting compensation for services from outside sources without the specific prior written permission of the CCO.
•	When any Supervised Person faces a conflict or potential conflict between his or her personal interest and the interests of clients, he or she is required to immediately report the conflict to the CCO for instructions regarding how to proceed.
•	Supervised Persons must treat recommendations and actions of the Company as confidential and private matters. Accordingly, we have adopted a Privacy Policy to prohibit the transmission, distribution, or communication of any information regarding securities transactions in client accounts or other nonpublic information, except to broker-dealers, other bona fide service providers, or regulators in the ordinary course of business. In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with the Company, without the prior written approval of the CCO.
•	No Supervised Person shall intentionally sell to or purchase from a client any security or other property without prior written authorization from the CCO. No Supervised Person shall provide loans or receive loans from clients.

Code of Ethics Compliance and Administration

There are three reporting requirements that an Access Person must adhere to under this Code. Standpoint utilizes a compliance management system, Orion, formerly, BasisCode, for reporting of covered/reportable securities and accounts for Access Persons. Orion is used for recordkeeping requirements of Access Persons. Such reports will be maintained for records in the format provided by Orion.

Nothing herein shall prohibit or impede in any way a Supervised Person or former Supervised Person from reporting a possible securities law violation directly to the SEC or other regulatory authority. In addition, Standpoint will not retaliate in any way against a Supervised Person or former Supervised Person for providing information relating to a possible securities law violation to the SEC or other regulatory authority.

The Company's management will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments will be distributed to all Supervised Persons of the

Company. In addition, any material changes to the Code must be approved by the Fund’s Board within six months after adoption of the material change.

The CCO will maintain a copy of this Code of Ethics and all versions of the Code that have been in effect at any time within the past five years in the Company’s files.

The Company will upon request, furnish clients with a copy of the Code of Ethics. All client requests for the Company’s Code of Ethics should be directed to the CCO.

Annual and Amendment Acknowledgment

The CCO will distribute the Company’s Code of Ethics to each Supervised Person upon the commencement of employment or engagement, annually, and upon any amendment thereafter. All Supervised Persons are required to acknowledge annually that they have read, understand and agree to comply with the Code, in connection with Standpoint’s annual policy acknowledgement process. Amendments will be distributed via Orion and an acknowledgement must be completed.

Supervised Persons are generally expected to discuss any perceived risks or concerns about the Company’s business practices with the CCO. However, if a Supervised Person is uncomfortable discussing an issue with the CCO, or if he or she believes that an issue has not been appropriately addressed, the Supervised Person should bring the matter to the CCO’s attention, or if the supervisor is the CCO, then to the attention of a senior officer of Standpoint.

Personal Trading Policies

Personal Securities Transactions

Personal trading activity conducted by the Company’s Access Persons should be executed in a manner consistent with our fiduciary obligations to our clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Access Person trades should not involve trading activity so excessive as to conflict with one’s ability to fulfill daily job responsibilities or to otherwise violate anti-manipulative or insider trading regulations.

Accounts Covered by the Code

The Company’s Code applies to all Reportable Securities, including Reportable Funds, and Accounts over which Access Persons have any Beneficial Interest, which typically includes securities held by immediate family members sharing the same household.

The Company considers all of its Supervised Persons to be Access Persons.

It may be possible for Access Persons to exclude accounts held personally or by immediate family members sharing the same household if the Access Person does not have any direct or indirect influence or control over the accounts. Access Persons should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

The following policies and procedures apply to all securities owned or controlled by an Access Person, and any Covered Account. Any account in question should be addressed with the CCO immediately to determine if it is considered a covered account.

Improper trading activity can constitute a violation of this Code. Nevertheless, the Code can be violated by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Individual conduct can violate this Code even if no clients are harmed by such conduct.

Reportable Securities

The Company requires Access Persons to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except the following, which are Non-Reportable Securities:

•	Direct obligations of the Government of the United States;
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;
•	Shares issued by money market funds;
•	Shares issued by open-end investment companies registered in the U.S., none of which are advised or underwritten by the Company or an affiliate (note that investments in the Reportable Fund, Standpoint Multi-Asset Fund, ARE reportable);
•	Interests in 529 college savings plans; and
•	Shares issued by unit investment trusts that are invested exclusively in unaffiliated mutual funds.

Exchange-traded funds, or ETFs, are somewhat similar to open-end registered investment companies. However, ETFs are Reportable Securities and are subject to the reporting requirements contained in the Company’s Code.

Reporting Requirements

The Company must collect information regarding the personal trading activities and holdings of all Access Persons. Access Persons must promptly report to the Company the opening of any new accounts, submit quarterly reports regarding Reportable Securities transactions, and report holdings on an annual basis.

The CCO will make all required records of personal transactions in Reportable Securities available to the required regulatory authority, promptly upon request. These include statements for all accounts for personal securities transactions.

All Access Persons must file reports as described below, even if there are no holdings, transactions, or accounts to list in the reports. The Company may rely on brokerage statements to the extent such statements are made accessible to the CCO.

NOTE: Access Persons can satisfy this requirement by reporting through the Orion system, or by providing a paper copy of the reporting form directly to the CCO.

1. Initial Holdings Reports

No later than 10 calendar days after a Supervised Person becomes an Access Person (or within 10 days of the adoption of this Code if the Supervised Person was already an Access Person at the time of its adoption), that Access Person must submit an Initial Holdings Report to the CCO.  The information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

2. Annual Holdings Reports

All Access Persons receive a request to report their holdings, including Reportable Fund holdings, as of December 31, within the Orion system on an annual basis and must certify to the accuracy or report any discrepancies of the holdings report no later than 45 days after year end.

Content Requirements for Initial and Annual Holdings Reports

Each holdings report (initial and annual) must contain at a minimum:

1.	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect beneficial ownership;
2.	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities (including securities that are not Reportable Securities) are held for the Access Person's direct or indirect benefit; and
3.	The date the Access Person submits the report.

All information contained in the holding report must be current as of the date no more than 45 days prior to the date the report is submitted.  If you do not have any holdings to report, this should be indicated on the relevant holdings report.

3. Quarterly Transaction Reports

No later than 30 calendar days after the end of March, June, September, and December, each year, each Access Person must file a Quarterly Report of Personal Securities Transactions form with the CCO.

The Quarterly Report of Personal Securities Transactions form requires each Access Person to list all transactions in Reportable Securities during the most recent calendar quarter in which the Access Person had Beneficial Ownership.

Content Requirements for Quarterly Transactions Reports

Each transaction report must contain, at a minimum, the following information about each transaction involving a reportable security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

1.	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;
2.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
3.	The price of the security at which the transaction was affected;
4.	The name of the broker, dealer or bank with or through which the transaction was affected; and
5.	The date the Access Person submits the report.

The quarterly transaction reporting requirement may be satisfied by instructing the custodian for these accounts to send duplicate confirmations and brokerage account statements for the Covered Accounts, in which such transactions took place, to the Company, c/o the CCO, provided all required information is included in the report and the Company receives the confirmations or statements not later than 30 days after the close of the calendar quarter in which the transaction(s) took place.

Note: Access Persons may satisfy the quarterly transaction reporting requirements by attaching duplicate statements to the quarterly transaction certification in Orion.

For any account established by the Access Person during the quarter, even if no reportable transactions occurred in the account, the Access Person must report the broker, dealer or bank where the account is held as well as the date the account was established.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, Access Persons are not required to submit:

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan. However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan must be included in a quarterly transaction report; or
•	Any reports with respect to Securities held in accounts over which the Access Person had no direct or indirect influence or control, such as a blind trust, wherein the Access Person has no knowledge of the specific management actions taken by the trustee and no right to intervene in the trustee’s management.

Any investment plans or accounts for which an Access Person claims an exception based on “no direct or indirect influence or control” must be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception and make record of such determination. Unless and until such exception is granted, all applicable reporting requirements shall apply.

“No direct or indirect influence or control” with respect to an account shall mean that the Access Person has 1) no knowledge of the specific management actions taken by the trustee or third party manager, 2) no right to intervene in the management of the account by the trustee or third party manager, 3) no discussions with the trustee or third party manager concerning account holdings which could reflect control or influence, and 4) no discussions with the trustee or third party manager wherein the Access Person provides investment directions or suggestions.

The Company requires that all Access Persons seeking a reporting exception for an account based on “no direct or indirect influence or control” submit such a request in writing to the CCO initially when the exception is first sought, and no less than annually thereafter confirm in writing that the exception still applies.

The CCO may periodically request information or a certification from a party responsible for managing the account and may also periodically request reporting on the account to identify transactions that would have been prohibited pursuant to this Code, absent the exception granted.

Review and Recordkeeping

The CCO, or her designee, shall review personal trading reports for all Access Persons no less than quarterly, and will otherwise take reasonable steps to prevent violations of, monitor compliance with, and enforce this Code. Evidence of the reviews shall be maintained in the Company's files.

The Company reserves the right to require the Access Person to reverse, cancel, or freeze, at the Access Person's expense, any transaction or position in a specific security if the Company believes the transaction or position violates its policies or appears improper. The Company will keep all such information confidential except as required to enforce this policy or to participate in any investigation concerning violations of applicable law.

The CCO, or her designee, will review all reports submitted pursuant to the Code for potential issues. The CCO’s trades are reviewed by an alternate staff member. Personal trading that appears problematic may result in further inquiry by the CCO or other senior management.

Copies of all reports made by Access Persons will be retained for at least five years after the end of the fiscal year in which the report is made, as will a record of all persons, currently or within the past five years, who are or were required to make and/or responsible for reviewing such reports.

The Fund shall maintain the appropriate records and reports as required by Rule 17j-1(f) under the IC Act. Pursuant to Rule 17j-1(c), the Fund and the Company will provide the Fund’s Board with an annual written report that describes any issues arising using the Code and include a re-certification that the Fund and Company have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Prohibited and Restricted Transactions

•	Access Persons may not acquire or participate in an IPO without first seeking written approval from the CCO.
•	Any Access Person wishing to purchase or sell a security obtained through a private placement must first seek written approval by the CCO. In addition, if an Access Person who owns a security in a private company knows that the company is about to engage in an IPO, he or she must disclose this information to the CCO.
•	Participation in Investment Clubs must be approved in writing by the CCO in advance of any such participation.
•	Should the CCO approve of any investment in an IPO or Private Placement/Limited Offering, she will maintain a record of her decision and the reasons supporting it for at least five years after the end of the fiscal year in which it was granted.

Case-by-Case Exemptions

Because no written policy can provide for every possible contingency, the CCO may consider granting additional exemptions from the prohibitions on trading on a case-by-case basis. Any request for such consideration must be submitted by the Access Person in writing to the CCO. Exceptions will only be granted in those cases in which the CCO determines that granting the request will create no actual, potential, or apparent conflict of interest.

Pre-clearance

The Company does not require pre-clearance of all Access Persons' personal securities transactions. If, however, the CCO, or designee, determines an exception/red flag based on regular reviews of an Access Person's personal securities transactions, the CCO may require a specific Access Person to obtain, in advance of future transactions, pre-clearance for all such transactions. In all such cases, the CCO shall determine beginning and ending dates for the pre-clearance requirement. Records of the noted exceptions/red flags, remedial actions, discussions with Access Persons, and all related securities transactions will be maintained in the Company's files.

As noted above, transactions in private placements and IPOs are prohibited, unless pre-clearance is obtained from the CCO in advance of the transaction. The CCO may revoke a pre-clearance any time up until the Access Person has made a firm commitment to invest.

Sanctions and Reporting Violations of the Code

Disciplinary Responses

All disciplinary responses to violations of the Code shall be administered by the CCO. Determinations regarding appropriate disciplinary responses will be administered on a case-by-case basis.

Violations of this Code of Ethics, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or  without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject a Supervised Person to civil, regulatory or criminal sanctions. No Supervised Person will determine whether he or she committed a violation of the Code, or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

Employees must promptly report any suspected violations of the Code to the CCO. To the extent practicable, Standpoint will protect the identity of the person who reports a suspected violation. However, the Company remains responsible for satisfying the regulatory reporting and other obligations that may follow the reporting of a potential violation. The CCO shall be responsible for ensuring a thorough investigation of all suspected violations of the Code and shall maintain a report of all violations and any action taken as a result of any violation for at least five years after the end of the fiscal year in which the violation occurs. Retaliation against any person who reports a violation of the Code is strictly prohibited and will be cause for corrective action, up to and including dismissal.

Insider Trading Policy

Background

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of Material Nonpublic Information by such investment adviser or any Supervised Person. Federal Securities Laws have been interpreted to prohibit, among other things, the following activities:

•	Trading by an insider while in possession of Material Nonpublic Information;
•	Trading by a non-insider while in possession of Material Nonpublic Information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential;
•	Trading by a non-insider who obtained Material Nonpublic Information through unlawful means such as computer hacking;
•	Communicating Material Nonpublic Information to others in breach of a fiduciary duty; and
•	Trading or tipping Material Nonpublic Information regarding an unannounced tender offer.

Definitions

Material Information. "Material information" generally includes:

•	any information that a reasonable investor would likely consider important in making his or her investment decision; or
•	any information that is reasonably certain to have a substantial effect on the price of a company's securities.

Examples of material information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Information provided by a company could be material because of its expected effect on a particular class of Securities, all of a company’s Securities, the Securities of another company, or the Securities of several companies. The prohibition against misusing Material Nonpublic Information applies to all types of financial instruments including, but not limited to, stocks, bonds, warrants, options, futures, forwards, swaps, commercial paper, and government-issued Securities. Material information need not relate to a company’s business. For example, information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.

Nonpublic Information. Information is "nonpublic" until it has been effectively communicated to the market and the market has had time to "absorb" the information. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street

Journal, or other publications of general circulation would be considered public.

Once information has been effectively distributed to the investing public, it is no longer nonpublic. However, the distribution of Material Nonpublic Information must occur through commonly recognized channels for the classification to change. In addition, there must be adequate time for the public to receive and digest the information. Nonpublic information does not change to public information solely by selective dissemination. Examples of the ways in which nonpublic information might be transmitted include, but are not limited to: in person, in writing, by telephone, during a presentation, by email, instant messaging, text message, or through social networking sites.

Supervised Persons must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving Material Nonpublic Information.

Policies and Procedures

The purpose of these policies and procedures (the "Insider Trading Policies") is to educate our Supervised Persons regarding insider trading, and to detect and prevent insider trading by any person associated with the Company. The term "insider trading" is not defined in the securities laws, but generally, it refers to the use of material, nonpublic information to trade in securities or the communication of material, nonpublic information to others.

Prohibited Use or Disclosure of Material Nonpublic Information

Supervised Persons are strictly forbidden from engaging in Insider Trading, either personally or on behalf of the Company or its clients.

In certain situations, depending on facts and circumstances, Material Nonpublic Information may also be received subject to a confidentiality agreement. The CCO must approve all written confidentiality agreements relating to the receipt of Material Nonpublic Information. Any disclosure or use of Material Nonpublic Information in violation of such an agreement is prohibited.

Supervised Persons may disclose Material Nonpublic Information only to the Company Supervised Persons and outside parties who have a valid business reason for receiving the information, and only in accordance with any confidentiality agreement or information barriers that apply.

Selective Disclosure

Nonpublic information about the Company’s investment strategies may not be shared with third parties except as is necessary to implement investment decisions and conduct other legitimate business. The dissemination of such information may be a violation of the fiduciary duty that the Company owes to its clients.

Receipt of Information

In certain instances, Supervised Persons of the Company may receive information that may be deemed to be Material Nonpublic Information. To the extent possible Supervised Persons should seek pre-approval from the CCO prior to accessing such information. In all cases, Supervised Persons should immediately inform the CCO if they have or believe they have received material nonpublic information.

Certain Supervised Persons may have access to Material Nonpublic Information as part of their regular job responsibilities

If Supervised Persons have questions as to whether they are in possession of Material Nonpublic Information, they should contact the CCO immediately. The CCO will conduct research to determine if the information is likely to be considered material, and whether the information has been publicly disseminated. The CCO may also consult legal counsel.

Upon knowledge that any persons associated with the Company may have received unauthorized Material Nonpublic Information, the CCO will take immediate action to investigate the matter thoroughly. Where a Supervised Person may have received Material Nonpublic Information, the CCO will prepare a written memorandum describing the information, its source, and the date that the information was received. The CCO will determine what precautions may be appropriate to protect the improper dissemination or use of the information. The CCO will communicate restriction requirements to all Supervised Persons in writing immediately after determining the need for such additional measures.

Relationships with Potential Insiders

The concept of "insider" is broad, and includes all Supervised Persons of the Company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with the Company in the conduct of the Company's affairs and as a result has access to information solely for the Company's purposes. Temporary insiders may include the following: attorneys, accountants, consultants, bank lending officers and the Supervised Persons of such organizations.

Third parties with whom the Company has a relationship, such as the Company’s analyst or researcher, may possess Material Nonpublic Information. Access to such information could come as a result of, among other things:

•	Being employed or previously employed by an issuer (or sitting on the issuer’s board of directors);
•	Working for an investment bank, consulting firm, supplier, or customer of an issuer;
•	Sitting on an issuer’s creditors committee;
•	Personal relationships with connected individuals; and
•	A spouse’s involvement in any of the preceding activities.

Individuals associated with a third-party who have access to Material Nonpublic Information may have an incentive to disclose the information to the Company due to the potential for personal gain. Supervised Persons should be extremely cautious about investment recommendations, or information about issuers that they receive from third parties. Supervised Persons should inquire about the basis for any such recommendations or information, and should consult with the CCO if there is any appearance that the recommendations or information are based on Material Nonpublic Information.

Rumors

Creating or passing rumors with the intent to manipulate securities prices or markets may violate the anti-fraud provisions of Federal Securities Laws. Such conduct is contradictory to Standpoint’s Code of Ethics, as well as the Company’s expectations regarding appropriate behavior of its Supervised Persons. Supervised Persons are prohibited from knowingly circulating rumors or sensational information with the intent to manipulate securities or markets.

This policy is not intended to discourage or prohibit appropriate communications between Supervised Persons of the Company and other market participants and trading counter parties.

Responsibility

Supervised Persons should consult with the CCO if there is any question as to whether nonpublic information is material.

Penalties for Insider Trading

The legal consequences for trading on or communicating material, nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties may include:

•	civil injunctions or jail sentences;
•	revocation of applicable securities-related registrations and licenses;
•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and fines for the Supervised Person or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained, or loss avoided.

Gifts and Entertainment

Policies and Procedures

Supervised Persons must consult with the CCO if there is any question as to whether gifts or entertainment need to be pre-cleared and/or reported in connection with this policy.

Gift and Entertainment Policy

The Company's Supervised Persons are prohibited from giving gifts and/or entertainment that may appear lavish or excessive, and must receive written approval from the CCO prior to giving a gift/entertainment valued in excess of $100 to any client, prospect, individual, or entity with whom the Company does, or is seeking to do, business. Supervised Persons must request approval in written or electronic correspondence to the CCO, to meet the requirements of this policy.

These policies are not intended to prohibit normal business entertainment.

Supervised Persons’ Receipt of Gifts or Entertainment

On occasion, Supervised Persons may be offered, or may receive without notice, gifts or entertainment from clients, brokers, vendors, or other persons. Supervised Persons are prohibited from accepting gifts that may appear lavish or excessive, and must promptly report the receipt of gifts valued in excess of $100 to the CCO.

Use the Gifts and Entertainment Reporting Form or another written format approved by the CCO, to meet the requirements of this policy. Gifts such as gift baskets or lunches delivered to the Company’s offices, which are received on behalf of the Company, do not require reporting.

Gifts and Entertainment Given to Union Officials

Any gift or entertainment provided by the Company to a labor union or a union official more than $250 per fiscal year must be reported on Department Labor Form LM-10 within 90 days following the end of the Company’s fiscal year and reported to the CCO on the Gifts and Entertainment Reporting Form or another written form approved by the CCO.

Gifts and Entertainment Given to Foreign Governments and “Government Instrumentalities”

The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, Supervised Person, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. Government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government, or a foreign political party may also be “instrumentalities” of a foreign government.

Supervised Persons should use the Gifts and Entertainment Reporting Form or another written format approved by the CCO to disclose all gifts and entertainment that may be subject to the FCPA,

irrespective of value and including food and beverages provided during a legitimate business meeting.

 Gifts and Entertainment Reporting Form

I gave / received a gift / entertainment. (Circle as applicable)

Describe the gift or entertainment:

Approximate cost or value (whichever is higher):

Third-party giver or recipient:

Describe any known relationship between the third-party giver or recipient and any public issuer or government entity:

Describe the relationship between the third party and yourself and/or the Company.

If known, describe the reason that the gift or entertainment was given or received:

List any other gifts or entertainment given by, or received from, the third party within the past 12 months, along with their approximate cost or value.

Is the recipient a union official or otherwise associated with a Taft-Hartley Fund? Yes / No

__________________________________                     __________

Signature                                                                         Date

______________________________

Print Name

Reviewer Use Only

__________  Approved            ___________  Not Approved

Reviewed by:   ________________________________

Title:                 ________________________________

Date:                ________________________________

Additional Notes (if needed):